Delisting Determination, The Nasdaq Stock Market, LLC, November 20, 2023, EBET, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of EBET, Inc., effective at the opening of the trading session on November 30, 2023.
Based on review of information provided by the Company, Nasdaq
Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2). The Company was notified of the Staff determination on July 31, 2023.
On August 4, 2023, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Rule 5815. On August 15, 2023, the Company received an additional delist determination letter for its failure to demonstrate compliance with the equity requirement in Rule 5550(b)(1). A hearing on the matter was scheduled for October 12, 2023. On October 11, 2023, the Company witdrew its appeal. The Company securities were suspended on October 13, 2023. The Staff determination to delist the Company securities became final on October 13, 2023.